Exhibit 3.2

ARTICLES OF AMENDMENT

OF

OceanPal Inc.

Reg. No. 108815

REPUBLIC OF THE MARSHALL ISLANDS

REGISTRAR OF CORPORATIONS

DUPLICATE COPY

NON RESIDENT

The original of this Document was filed in

accordance with Section 5 of the

Business Corporations Act on

December 21, 2022

Mariam Drame

Deputy Registrar

ARTICLES OF AMENDMENT OF AMENDED AND RESTATED ARTICLES OF INCORPORATION OF OCEANPAL INC. UNDER SECTION 90 OF THE BUSINESS CORPORATIONS ACT The undersigned , Eleftherios Papatrifon, Chief Executive Officer of OceanPal Inc. , a corporation incorporated un der the laws of the Republic of the Marshall Islands, for the purpose of amending the Amended and Restated Articles of Incorporation of said Corporation hereby certify: 1 .. The name of the Corporation is: OceanPal Inc. 2. The Articles of Incorporation were filed with the Registrar of Corporations as of the 15 th day of April 2021 .. 3. The Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations on November 29 , 2 021. 4 .. Section D of the Amended and Restate d Articles of Incorpo ration is hereby amended as follows: “ D. Effective with the commencement of business on December 20, 2022 , the Corporation has effected a one - for - ten reverse stock split as to its issued shares of common stock, par value $0.01 per sh are, pursuant to whic h the number of issued shares of co mmon stock shall decrease from 101,802,806 to 10,180,280 shares , as adjusted for the cancellation of fractional shares and which may be further adjusted for the cancellation of fractional sha res .. The reverse stock split shall not change the pa r value of the common stock. The stated capital of the Corpo ration is hereby reduced from $ 1,018,028 ..06 to $ 101,802 ..80 , as adjusted for the cancellation of the fractional shares and which may be fu rther adjusted for the cancellation of fractional shares .. Concurrently wit h the effectiveness of the reverse stock s plit, effective December 20 , 202 2 , the aggregate number of shares of common stock that the Corporation is authorized to issue is 1 billion registered sha re s with a par value of on e United States cent (U.S. $0.01) per share, and 100 million registered preferred shares with a par value of one United States cent (U.S. $0.01) per share. The Board of Directors shall have the authority to establish such series of preferred shares and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions as shall be stated in the resolutions providing for the issue of such preferred shares. ” 5 .. T he amendment to the Amended and Restated Articles of Incorporation was authoriz ed by vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders. IN WITNESS WHEREOF , the undersigned ha s executed these Articles of Amendment on this 20 th day of December 20 22 ..

authrozed Person Eleftherios Papatrifon Chief Executive Officer